Exhibit 99.2

                              News Release




FOR IMMEDIATE RELEASE

                         TRANSFINANCIAL HOLDINGS, INC.
                               SPECIAL COMMITTEE
                           RETAINS FINANCIAL ADVISOR

LENEXA, KANSAS, JULY 19, 1999--The Special Committee of the Board of Directors of TransFinancial Holdings, Inc. (Amex: TFH), today announced that the Special Committee has retained the firm of William Blair & Company, L.L.C., Chicago, Illinois, as its financial advisor, to assist the Committee in evaluating the previously announced proposal by the Company's Chairman, Vice-Chairman and President to acquire all of the outstanding stock of the Company, and in evaluating other strategic options.

The Company, headquartered in Lenexa, Kansas, owns and manages Crouse Cartage Company, a regional transportation company, and Universal Premium Acceptance Corporation, a nationwide insurance premium finance company.

Contact:
Kent E. Whittaker
James S. Swenson
Morrison & Hecker L.L.P.
(816) 691-2600